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EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-78933 and 333-60889) and on Form S-3 (File No. 33-57243) of Ethyl Corporation of our report dated February 8, 2001, except as to information in Note 23, for which the date is April 10, 2001 relating to the financial statements, which appears in this Form 10-K.


/s/ PricewaterhouseCoopers LLP


Richmond, Virginia
April 11, 2001